Exhibit 99.1
Investors & Reporters May Contact:
Joe Sorice
Manager, Investor Relations
(770) 418-8211
ir@asburyauto.com

Asbury Automotive Announces Chief Legal Officer
George Villasana to Retire

•Chief Legal Officer George Villasana to retire after 12 years of service
•Long-term transition plan will ensure an orderly succession
•Company is conducting comprehensive Chief Legal Officer selection process

DULUTH, GA. (April 19, 2024) — Asbury Automotive Group, Inc. (NYSE: ABG) (the “Company"), one of the largest automotive retail and service companies in the U.S., announced today that George A. Villasana, Senior Vice President, Chief Legal Officer and Secretary of the Company, provided notice of his intention to retire from the Company after serving in that role for over 12 years. Under the transition plan, Mr. Villasana will continue to serve as Senior Vice President, Chief Legal Officer and Secretary until June 30, 2024, and thereafter will serve as a Special Advisor to the Company until his retirement on March 31, 2025. Mr. Villasana announced his retirement to facilitate an orderly transition to his successor, who is expected to be announced following a comprehensive process to consider internal and external candidates.
David W. Hult, Asbury's President and Chief Executive Officer, said, "George has exhibited an unwavering commitment and dedication to Asbury and delivered exemplary service to Asbury. George has been instrumental in Asbury’s successful achievement of its transformational growth and other strategic objectives over the years. I am thankful that George has agreed to stay on as a special advisor through the first quarter of 2025.”
Asbury Chairman of the Board Thomas Reddin added, “We are thankful to George for serving as the Board’s trusted chief legal advisor over his 12 years of service. George’s integrity, experience and professionalism made him a very effective legal advisor to the company and the board.”
Mr. Villasana said of his upcoming retirement, "I am proud to have served as Asbury’s chief legal officer for over a decade. It has been rewarding to have contributed to Asbury’s growth and success during that time. I am honored and privileged to have led a stellar legal team and worked with the other outstanding teams across the Company. I am optimistic about the future of Asbury and look forward to continuing to support the company.”
About Asbury Automotive Group, Inc.
Asbury Automotive Group, Inc. (NYSE: ABG), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. In late 2020, Asbury embarked on a multi-year plan to increase revenue and profitability strategically through organic operations, acquisitive growth and innovative technologies, with its guest-centric approach as Asbury’s constant North Star. As of March 31, 2024, Asbury operated 157 new vehicle dealerships, consisting of 206 franchises, representing 31 domestic and foreign brands of vehicles. Asbury also operates Total Care Auto, Powered by Landcar, a leading provider of service contracts and other vehicle protection products, and 37 collision repair centers. Asbury offers an extensive range of automotive products and services, including new and used vehicles; parts and service, which includes vehicle repair and maintenance services, replacement parts and collision repair services; and finance and insurance products, including arranging vehicle financing through third parties and aftermarket products, such as extended service contracts, guaranteed asset protection debt cancellation, and prepaid maintenance. Asbury ranks 18th in the 2023 Forbes list of America’s Best Mid-Sized Companies. Asbury is recognized as one of America’s Greatest Workplaces 2023 by Newsweek as well as one of the Best Companies to Work For in the Retailers industry by U.S. News & World Report.
For additional information, visit www.asburyauto.com.
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